Exhibit 10.8

26220 Enterprise Court

Lake Forest, California 92630

Tel 949.639.2000

March 10, 2009

James Gallas

Dear James:

I am pleased to extend this offer of employment to you for the position of Executive Vice President and Chief Administrative Officer reporting to Norm Payson, Chief Executive Officer.

The terms of your offer are:

Base Salary: Your starting annual base salary will be $525,000, to be paid at the rate of $20,192.31 via the Company’s bi-weekly payroll process. You are eligible for consideration for future performance reviews and merit base wage adjustments consistent with other senior executives under Apria’s wage administration policy.

Executive Bonus: You will be eligible to participate in Apria’s Executive Bonus Plan. For 2009, your target aggregate bonus opportunity under the Plan will be equal to 100% of your annualized rate of base salary at date of hire. Additionally, the Executive Bonus Plan provides for the opportunity of overachievement up to 150% of your salary if the Apria Healthcare budgeted targets are exceeded. However, for plan year 2009, we will guarantee you a minimum $262,500 bonus.

Sign-On Bonus: In consideration of the significant difference in the cost of living and housing between Northeast Ohio and Southern California, Apria will pay you $150,000, subject to all applicable taxes and withholdings, payable with the first pay date following date of hire. Should you voluntarily terminate your employment with Apria, or are terminated for misconduct before completing 24 months of employment, you will be required to refund to Apria a portion of the total Sign-Bonus paid to you. The portion due to Apria will be equal to 1/24th of the total for each month less than 24 completed.

James Gallas

Offer Letter

Equity: You will receive an equity grant in form of a profit interest in Apria’s holding company, equal to 36.5 basis points of the fully diluted LLC ownership.

Benefits: You are eligible to participate in our group life, health and disability insurance plans, per the terms and conditions of those plans. Additionally, you will become eligible to enroll in the 401(k) Savings Plan on your first day of employment and will be eligible for a Company match after one year of employment. You will be eligible for time off benefits consistent with other Company senior executives.

Executive Severance Agreement: You will receive an Executive Severance Agreement, (copy enclosed) providing for severance payments equal in the aggregate to the sum of one year of your most recent base salary compensation, the average of the past two years bonus and one year of COBRA premium coverage, if your employment is terminated by the Company for any reason other than cause, as defined in the Agreement.

Relocation: It is a condition of your employment that you relocate to the Southern California area and your office will be in Apria’s Lake Forest corporate office. As a result, the Company will offer you senior-management relocation benefits that will ensure you are made whole for approved reasonable expenses associated with your relocation, including realtor and closing cost fees for your current residence and future California residence, movement of personal household items, shipment of three personal vehicles and, if necessary, temporary storage expenses.

Additionally, the Company will cover reasonable air, hotel, meal and transportation expenses associated with your temporary commute from Ohio to Southern California, up to the time you complete your relocation. Also, during this period of time, the Company will cover six months of temporary housing expenses in the Southern California area, up to $5,000 per month.

You will be required to sign and submit Apria’s Relocation Payback Agreement which is attached for your convenience.

Pursuant to the Immigration Reform & Control Act of 1986, you will be required to produce documents, specified by the federal government, establishing your identity and authorization for employment in the United States. These documents must be produced prior to commencement of employment. Please be sure you have these documents with you on your first day of work.

James Gallas

Offer Letter

Apria Healthcare is not permitted to employ or contract with an individual who is debarred, suspended or otherwise ineligible to participate in federal programs. This offer of employment is contingent upon our verification that you are not currently debarred, suspended or otherwise ineligible to participate in federal programs. In addition, if you become debarred, suspended or otherwise ineligible to participate in federal programs, your employment may be terminated.

This offer of employment is also contingent upon the results of your substance abuse testing, background investigation and employment verification and reference process.

By accepting this offer, you are agreeing that your employment with Apria Healthcare is on an “at-will” basis and can be terminated by you or the Company at any time, subject to the provisions in the Executive Severance Agreement.

By signing this offer letter, you are acknowledging that you have reviewed the terms and conditions contained herein and there are no other terms, agreements or promises, verbal or written, outside this letter.

This offer is good up to seven (7) calendar days from the date above.

To indicate your acceptance of this offer letter, please sign below and return it to me (mail or fax 949 639-6966) within next the seven days. Please keep a copy for your records.

We are looking forward to having you join our team. Your first day of employment will be , 2009.
Sincerely,	Acceptance of Offer:

/s/ Howard Derman	/s/ James Gallas
Howard Derman Executive Vice President Human Resources	James Gallas